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                                                                   EXHIBIT 23.1


The Board of Directors
Strategic Supply, Inc.:

We consent to the inclusion of our report dated May 27, 1997 with respect to the consolidated balance sheets of Strategic Supply, Inc. and subsidiary as of December 31, 1996, and 1995, and the related consolidated statements of operations and retained earnings (accumulated deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in amendment number 1 to the current report on Form 8-K/A of DXP Enterprises, Inc. dated June 2, 1997.



                  KPMG Peat Marwick LLP


El Paso, Texas
July 21, 1997